SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 22, 2016

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1235 Radio Road, Suite 110

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Merger Agreement

On December 22, 2016, Essentialis, Inc., a Delaware corporation (“Essentialis”), Capnia, Inc., a Delaware corporation (“Capnia”), Company E Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Capnia (“Merger Sub”), and Neil Cowen, in his capacity as stockholders’ representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, if the transactions contemplated by the Merger Agreement are consummated, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Essentialis with Essentialis surviving the Merger as a wholly owned subsidiary of Capnia (the “Merger”).

In consideration of the Merger, Capnia has agreed to issue to the Essentialis stockholders at closing an aggregate of 17,354,453 shares of Capnia common stock (“Capnia Common Stock”), subject to adjustment as described in the Merger Agreement. In addition, Capnia will hold-back an additional 913,392 shares of Capnia common stock as partial recourse to satisfy indemnification claims made by Capnia under the merger agreement, and such shares of Capnia common stock will be issued to Essentialis stockholders on the 1 year anniversary of the closing (subject to the limitations set forth in the Merger Agreement). Furthermore, upon the achievement of a development milestone associated with Essentialis’ product in accordance with the terms of the Merger Agreement, Capnia will be obligated to issue an additional 4,566,961 shares of Capnia common stock to Essentialis stockholders and upon the achievement of certain commercial milestones associated with the sale of Essentialis’ product in accordance with the terms of the Merger Agreement, Capnia will be obligated to make cash earnout payments of a maximum of $30 million to Essentialis stockholders. Assuming that Capnia issues all of the shares of Capnia Common Stock held back by Capnia and the development milestone is achieved, Capnia would issue a total of 22,834,806 shares of Capnia Common Stock to Essentialis stockholders. The merger consideration described above will be reduced by any such shares of Capnia Common Stock issuable, or cash earnout payments payable, to Essentialis’ management carve-out plan participants and other service providers of Essentialis, in each case, in accordance with the terms of the Merger Agreement.

The Merger and the Merger Agreement have been approved by the board of directors of Essentialis (upon the recommendation by a special committee of the board of directors of Essentialis), by a special committee of the board of directors of Capnia and by the requisite vote of the Essentialis stockholders. In addition, the special committee of the board of directors of Capnia has agreed to recommend that Capnia’s stockholders approve the issuance of shares of Capnia Common Stock in the Merger.

Upon consummation of the Merger, the size of the Capnia board of directors will be increased to 9 members, and Mahendra Shah, Jim Glasheen and Stuart Collinson will be appointed to the Capnia board to fill vacancies on the board.

Consummation of the Merger is subject to various closing conditions, including Capnia consummating a financing of at least $8 million as described below, Capnia having a certain amount of net cash at closing, the absence of any material adverse effect with respect to both parties, the approval by the Capnia stockholders of the issuance of shares of Capnia Common Stock in the Merger, receipt of joinder agreements by Essentialis stockholders holding a certain percentage of the outstanding capital stock, and various other closing conditions. The parties have also made customary representations, warranties, and covenants in the Merger Agreement, including covenants regarding the conduct of their respective businesses prior to the closing date and provisions regarding indemnification.

Neither Essentialis nor Capnia is permitted to solicit, knowingly support or encourage, engage in discussions or negotiations with, or provide non-public information to, third parties regarding any alternative transaction proposals. Notwithstanding this limitation, prior to Capnia’s stockholders approving the issuance of shares of Capnia Common Stock in the Merger, Capnia may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to an unsolicited alternative transaction proposal that its board of directors (or special committee) has determined in good faith constitutes a superior proposal. Capnia’s board of directors (or special committee) may change its recommendation to its stockholders (subject to Essentialis’ right to terminate the Merger Agreement following such change in recommendation) in response to a superior proposal or an intervening event if Capnia’s board of directors (or special committee) determines in good faith that the failure to take such action would constitute a breach of its fiduciary duties under Delaware law.

The Merger Agreement contains certain termination rights for both Essentialis and Capnia and further provides that Capnia must pay Essentialis a termination fee of $750,000 and/or reimburse certain expenses of Essentialis in connection with the Merger up to $500,000, in each case, upon termination of the Merger Agreement under specified circumstances.

As further described in Item 3.02 below, the shares of Capnia Common Stock issued in the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be subject to various restrictions and limitations on transfer under U.S. Securities laws. Capnia has agreed to grant stockholders of Essentialis receiving shares of Capnia

Common Stock in the Merger (and other Essentialis’ service providers who are entitled to receive shares of Capnia Common Stock in the Merger) certain registration rights that will be substantially similar to the registration rights granted by Capnia to the investors in the financing transaction described below.

As noted above, the consummation of the Merger is subject to Capnia consummating a financing of at least $8 million at or substantially contemporaneous with the closing of the Merger (the “Financing”). In connection with the anticipated Financing, Capnia has received non-binding indications of interest from investors providing for $8 million in financing at $0.96 per share of Capnia Common Stock.

The representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by Capnia and Essentialis in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of Capnia. For the foregoing reasons, none of Capnia’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated by reference herein.

Voting Agreements

In connection with the execution and delivery of the Merger Agreement, entities affiliated with Vivo Ventures and Ernest Mario, the chairman of Capnia’s board of directors, in their respective capacities as stockholders of Capnia, have entered into voting agreements with Essentialis (the “Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote their respective shares of Capnia Common Stock in favor of the approval of the issuance of shares of Capnia Common Stock in the Merger and against any alternative proposal.

The stockholders signing the Voting Agreements currently own approximately 58.2% of the outstanding Capnia Common Stock calculated in the aggregate.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

ITEM 3.02.	Unregistered Sales of Equity Securities

The shares of Capnia Common Stock issuable in the Merger and the Financing will not be registered under the Securities Act. Such shares will be issued in reliance on an exemption from such registration requirements contained in Section 4(a)(2) of the Securities Act or Regulation D thereunder.

The information contained in Item 1.01 of this Report is incorporated into this Item 3.02 by reference.

ITEM 8.01.	Other Events

On December 27, 2016, Capnia issued a press release announcing the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Participants in the Solicitation

Capnia and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the transactions contemplated by the Merger Agreement. Information regarding the persons who may, under the rules of the Securities and Exchange Commission (the “SEC”), be deemed participants in the solicitation of Capnia stockholders in connection with the proposed issuance of shares of Capnia Common Stock under the Merger and the Financing will be set forth in the proxy statement when filed with the SEC. Information regarding Capnia’s executive officers and directors is included in Capnia’s Proxy Statement for its 2016 Annual Meeting of Stockholders, filed with the SEC on July 18, 2016. Copies of the foregoing documents may be obtained as provided above. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed issuance of shares of Capnia Common Stock under the Merger and the Financing, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of Capnia stockholders generally, will be set forth in the proxy statement when it is filed with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of applicable federal securities laws. Forward-looking statements contained in this Current Report on Form 8-K or in the exhibits attached hereto include, among others, statements concerning Capnia’s proposed acquisition of Essentialis; and the availability of the financing that is anticipated to be consummated at or substantially contemporaneous with the closing of the merger transaction. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. The merger is also subject to inherent risks and uncertainties, including, among others, the following: failure of Capnia’s stockholders to approve the issuance of the shares of Capnia Common Stock in the Merger and the Financing; the challenges and costs of closing, and the availability of the financing that is anticipated to be consummated at or substantially contemporaneous with the closing of the merger transaction, and other factors generally affecting the business, operations, and financial condition of Capnia, including the information contained in Capnia’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q, and other reports and filings with the SEC. Additional risks, uncertainties, and other factors affecting Capnia’s business will be contained in its Annual Report on Form 10-K for the year ending December 31, 2016.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of December 22, 2016, by and among Capnia, Inc., a Delaware corporation, Essentialis, Inc., a Delaware corporation, Company E Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Capnia, and Neil Cowen as the stockholders’ representative.

10.1	Form of Capnia Voting Agreement.

99.1	Press Release issued by Capnia, Inc. dated December 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.

Date: December 27, 2016

By: /s/ David O’Toole
David O’Toole
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of December 22, 2016, by and among Capnia, Inc., a Delaware corporation, Essentialis, Inc., a Delaware corporation, Company E Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Capnia, and Neil Cowen as the stockholders’ representative.

10.1	Form of Capnia Voting Agreement.

99.1	Press Release issued by Capnia, Inc. dated December 27, 2016.